Filed pursuant to Rule 424(b)(3)
Registration No. 333-239940
PROSPECTUS SUPPLEMENT NO. 103
(to Prospectus dated July 27, 2020)

Nikola Corporation
Up to 249,843,711 Shares of Common Stock

This prospectus supplement supplements the prospectus dated July 27, 2020 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-239940). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission on March 26, 2025 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.
The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling securityholders named in the Prospectus or their donees, pledgees, transferees or other successors in interest (the “Selling Securityholders”) of up to 249,843,711 shares of our common stock, $0.0001 par value per share (“Common Stock”), which includes (i) up to 6,640,000 shares held by certain persons and entities (the “Original Holders”) holding shares of Common Stock initially purchased by VectoIQ Holdings, LLC (the “Sponsor”) and Cowen Investments II, LLC (“Cowen Investments” and, together with the Sponsor, the “Founders”) in a private placement in connection with the initial public offering of VectoIQ Acquisition Corp. and (ii) 243,203,711 shares held by certain affiliates of the Company. We are registering the shares for resale pursuant to such stockholders’ registration rights under a Registration Rights and Lock-Up Agreement between us and such stockholders, which in addition to such registration rights, also provides for certain transfer and lock-up restrictions on such shares.
On March 25, 2025, the closing price of our Common Stock, under the symbol “NKLAQ,” on the Pink Market operated by OTC Markets Group Inc. was $0.1056.
This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

See the section entitled “Risk Factors” beginning on page 7 of the Prospectus to read about factors you should consider before buying our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is March 26, 2025.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 24, 2025
Nikola Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-38495 (Commission File Number)	82-4151153 (I.R.S. Employer Identification No.)
    4141 E Broadway Road
    Phoenix, AZ    85040
    (Address of principal executive offices)    (Zip Code)

(480) 581-8888
(Registrant’s telephone number,
including area code)

N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	NKLA	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§240.12b–2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
As previously disclosed, on February 19, 2025, Nikola Corporation (the “Company”) was notified by the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) that Nasdaq will delist the Company’s common stock, $0.0001 par value per share. The trading of the Company’s common stock on Nasdaq was suspended at the opening of business on February 26, 2025.
On March 24, 2025, the Company’s Board of Directors approved the voluntarily delisting of the Company’s common stock from Nasdaq and deregistration under Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”). On March 24, 2025, the Company delivered notice to Nasdaq that the Company intends to voluntarily delist its common stock from Nasdaq.
The Company expects to file a Form 25 with the Securities and Exchange Commission (the “SEC”) on or about April 3, 2025 to effect the voluntary delisting of the common stock under Section 12(b) of the Exchange Act, and the delisting will be effective on or about the opening of business on April 14, 2025, ten days after the filing of the Form 25. Following the effectiveness of the delisting, the Company intends to file a Form 15 with the SEC to suspend the Company’s Exchange Act reporting obligations.
Safe Harbor Statement
This Current Report on Form 8-K contains forward-looking statements within the meaning of the federal securities laws including, but not limited to, statements about: the Company’s intent to file a Form 25 and Form 15 with the SEC, and the expected timing thereof. Forward-looking statements involve risks and uncertainties that may cause actual results or performance to differ materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to: risks involved with the timing and outcome of the bankruptcy filing; the length of time that the Company will operate under Chapter 11 of the Bankruptcy Code and the continued availability of operating capital during such pendency; the impact of the bankruptcy filing and expected filings of Form 25 and Form 15 on the trading price and volatility of the Company’s common stock; the timing or amount of any distributions, if any, to the Company’s stakeholders; and the other factors discussed in the Company’s reports, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, and subsequent reports filed with the SEC. All forward-looking statements are based on information available to the Company as of the date of this Current Report on Form 8-K . The Company undertakes no duty or obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 26, 2025

NIKOLA CORPORATION

	By:	/s/ Britton M. Worthen
Britton M. Worthen
Chief Legal Officer